Exhibit 99.1

Editorial Contacts:	Investor Contact:
Andrew McCarthy	David A. Young
Adaptec, Inc.	Adaptec, Inc.
(408) 957-6085	(408) 957-6773
andrew_mccarthy@adaptec.com	dyoung@adaptec.com

ADAPTEC WINS DECISION AGAINST FORMER OWNERS OF DPT

MILPITAS, Calif., April 21, 2003 – Adaptec, Inc. (NASDAQ:ADPT), the global leader in storage infrastructure solutions, today announced it has won a partial decision in the amount of $50 million in the arbitration proceedings of Adaptec and Stephen Goldman, former principal owner of DPT, a RAID technology company.  The decision is partial in that it does not include decisions on attorney’s fees, costs, interest and punitive damages.  Adaptec expects the arbitrator to rule on these matters later in the current quarter.  Adaptec acquired DPT in December 1999 for $235 million.

Adaptec initiated arbitration proceedings against Goldman claiming breaches of certain covenants as well as misrepresentations related to information supplied by Goldman and DPT in the process of the acquisition.  The arbitrator issued a partial decision on April 17, 2003, in favor of Adaptec for $50 million related to the claim of negligent misrepresentation.

The 1999 acquisition of DPT by Adaptec included $18.5 million in reserve funds held by Adaptec to be paid to DPT stockholders based on certain criteria.  Based on the arbitrator’s ruling, Adaptec is awarded the reserve funds as part of the $50 million award.

About Adaptec

Adaptec Inc. (NASDAQ: ADPT) provides end-to-end storage infrastructure solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member. More information is available at www.adaptec.com.

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